Exhibit 5.1

October 4, 2006

Exelixis, Inc.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Exelixis, Inc., a Delaware corporation (the “Company”), of up to eleven million five hundred thousand (11,500,000) shares of the Company’s common stock, par value $0.001 (“Common Stock”), which includes up to one million five hundred thousand (1,500,000) shares of Common Stock for which the underwriters have been granted an over-allotment option (the “Shares”), pursuant to a Registration Statement on Form S-3 and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus Supplement and under the caption “Legal Matters” in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

Exelixis, Inc.

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Very truly yours,

Cooley Godward Kronish LLP

/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper